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Laidlaw International, Inc.

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Set forth below is a transcript of remarks given by Laidlaw International, Inc. in a conference call on February 9, 2007.

Conference Call Transcript
LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Event Date/Time: Feb. 09. 2007 / 3:30PM ET

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
CORPORATE PARTICIPANTS
Sarah Lewensohn
Laidlaw International, Inc. — Director of IR
Kevin Benson
Laidlaw International, Inc. — President and CEO, member of Board of Directors
Jeff Sanders
Laidlaw International, Inc. — VP, CFO
CONFERENCE CALL PARTICIPANTS
Bert Powell
BMO Capital Markets — Analyst
Will Peters
Oppenheimer — Analyst
Nick Morton
RBC Capital Markets — Analyst
Jim Rankin
Blue Harbor — Analyst
Scott Mittleman
Jefferies Asset Management — Analyst
Rick Bandazian
Putnam Lovell — Analyst
Lisa Lindsay
Teamsters Benefit Fund — Analyst
Matt Zute
First Capital Alliance — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Laidlaw International, Inc. investor call to discuss agreement to be acquired by FirstGroup conference call. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to Ms. Sarah Lewensohn, Director of Investor Relations. Please proceed, ma’am.

Sarah Lewensohn — Laidlaw International, Inc. — Director of IR
Welcome to our conference call today to discuss, to what extent we can, the announcement we made earlier with regards to Laidlaw being acquired by FirstGroup.
Prior to getting started I just want to remind you that we would encourage you to look at the Safe Harbor language with regards to any potential forward-looking statements that were mentioned in the press release today.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
With that, I will turn this over to Kevin Benson in just a second, and afterwards we will open this up to questions. So, Kevin, would you like to begin?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
Good afternoon to all of you. Thanks for joining us this afternoon. With me here today is Beth Corvino, our General Counsel; and Jeff Sanders, our Chief Financial Officer. Unfortunately, I do have to reiterate that I would ask you to look at the Safe Harbor language in the press release and ensure that it applies to any comments I make today.
The purpose of this call is obviously to add a little background and color to the agreement with FirstGroup announced this morning. Unfortunately, though, until our proxy is distributed, there’s really not a lot we can say. But we will do our best to give you what information we can, and I certainly didn’t want this brief window that we get from the SEC to talk to shareholders pending the issue of the proxy to go by without at least trying to have a chance to communicate with you.
So first, a little bit as to the background. For the past few years I have met on a fairly regular basis with my peers in the industry that we are in. Always cautioned by counsel there is very little that we can share of a specific nature. We do share information of a general nature, and it’s always interesting to hear, other than the industry’s views on things such as vehicle specs, vehicle requirements, system utilization, safety issues, et cetera. I think we were all aware when we look at school buses — the school bus business is very much a commodity. We are also aware that commodities are typically sold and traded on price, and that therefore, our biggest competition was often coming from small players in the market who do not live with the cost of a public company, particularly when dealing with the increased costs imposed by Sarbanes-Oxley.
In some of those meetings I sense that the people from FirstGroup felt the same as we did on these issues and particularly when it came to the importance of making better use of technology in developing a better quality of bus manufacturer, et cetera. I think they sensed that we were moving forward in these areas, and they certainly would have heard on our quarterly results calls the substantial amounts that we were expensing on an annual basis in these very areas.
Obviously, they would likely have had to place a similar level of cost to follow suit; I think that was a smaller base over which to expense it. In April last year they approached us about a merger, but the talks quickly fell apart as it became evident there were major differences in value. Now, this exercise was repeated again in September and had exactly the same result.
Then in late December we had another approach from them, this time with the close involvement of our respective investment bankers, and this time they led to an agreement that we’re proud to recommend to our shareholders.
Now, the questions, why do I say we’re proud to recommend it? As much as we want to continue with and even accelerate the many initiatives that we have underway to improve efficiencies, there is clearly a cost in doing so. In the case of our school operations, this agreement considerably widens the base over which to offset that cost. In the case of our transit operations, it provides the revenue expansion that we have targeted to ensure the long-term viability of this operation. And then finally, in addition, the considerable cost of a public US corporation all but disappear with this merger. And one look at the overheads from the two companies indicates there are considerable opportunities for savings and synergies in the merger.
There are also advantages, though, in the expanded fleet base in terms of purchase requirements, purchase pricing, maintenance and anticipated fleet flexibility. Our objective has been to get as many of those opportunities as possible into the purchase price.
As important as the synergies are, we were equally concerned that any partner we took on, especially one in a controlling position, shared our views on employee relationships and customer service. We believe that FirstGroup and Laidlaw are very similar in this area, and in addition that the merger will result in further growth in both areas. So as I said at the beginning, we’re pleased with the agreement and confident in our recommendation to shareholders.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
I have to go now for a moment to the howevers. We do believe this merger will be approved by both groups of shareholders and that we will receive the necessary regulatory approvals. By until all these are in hand, we are and we remain competitors. Until the day the agreement is consummated, we will continue to be the competitors that FirstGroup most respects.
With those comments I’m going to open up the meeting for questions. Recognize, please, a couple of things. The presence of our lawyers in the room govern what it is we should or should not be saying, can and cannot say, and our very limited ability to respond to questions until the proxy circular is out and available.
So with that, operator, we’ll hand it back to you and ask you please if you will open up for the Q&A session.

QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS). Bert Powell, BMO Capital Markets.

Bert Powell — BMO Capital Markets — Analyst
$6 to $35 in four years, Kevin. Pretty good job.
Out of the gate, you must have done some kind of a bush beating with respect to the anti-competitiveness issues that are out there. If you look at specific geographies, do you guys anticipate having to sell certain contracts in order to be in compliance with whatever anti-trust provisions you foresee running into?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I’m an optimistic person. I would hope that we will continue to operate with everything we and they have, if and when we become a single company.

Bert Powell — BMO Capital Markets — Analyst
Just looking at the whole process, you alluded to this starting in April and then again in September. Was this a one-horse race the whole way through? Were there other people at the table here as well? Was there private equity guys here?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
You know, I don’t think that’s an area I should be or am allowed to comment at all.

Bert Powell — BMO Capital Markets — Analyst
Okay, thanks.

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
Sorry about that, Bert.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup

Operator
Will Peters, Oppenheimer.

Will Peters — Oppenheimer — Analyst
I’m calling on behalf of Ian Zaffino here. I’m going to ask the same question in a different way. Maybe your market share — you have about a 62% market share in the US. Is that a good number?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
We have about 40,000 buses, they have about 20,000-21,000 buses. The industry is 500,000 buses. So it depends how and when you want to compute.

Will Peters — Oppenheimer — Analyst
Okay, maybe just the yellow school bus market — I mean I think your 500,000 number is probably inclusive of a lot of things there; correct?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
It is the market as a whole, absolutely.

Will Peters — Oppenheimer — Analyst
Okay, so then —

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
The market is about a third outsourced. I think that’s general information.

Will Peters — Oppenheimer — Analyst
Okay. So can you tell us maybe where with inflection point is here with the antitrust issue?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
You know, I really can’t. (multiple speakers).

Operator
Nick Morton, RBC Capital Markets.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Nick Morton — RBC Capital Markets — Analyst
Just talking about the synergies that you can get from combining two large organizations, could you perhaps just spell that out a little bit more clearly?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
Sure. We are a public US corporation with all the reporting, Sarbanes-Oxley, audit requirements that such a corporation has. They obviously have an organization here in the US as well that runs their different operations. Clearly, if those two organizations come together as a wholly-owned sub of a non-US reporting entity, a lot of that requirement simply goes away.

Nick Morton — RBC Capital Markets — Analyst
What would you estimate your head office expenses and public company expenses to be?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I don’t think we are estimating anything at this point. I’m sorry to give you that; I’m really not allowed to give you —

Nick Morton — RBC Capital Markets — Analyst
Well, roughly how many people would be at your head office?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
It depends who you count.

Nick Morton — RBC Capital Markets — Analyst
Do you have a couple of hundred people?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
Someone has speculated (multiple speakers) there’s a $70 million number. I don’t know where they got the number from, and I can’t attest to it.

Nick Morton — RBC Capital Markets — Analyst
Okay, so they have given a number?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
(multiple speakers).

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Nick Morton — RBC Capital Markets — Analyst
On the purchase of buses, is it possible to get buses and other things you need, fuel, at a lower cost if you have another 20,000 buses? Or are you already at the maximum discount you can get?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
You know, I think it’s the same as any business when you buy in quantity. There are efficiencies you can get in terms of your purchase price, your inventory, be it of buses or spares, your maintenance facilities, et cetera, that simply apply and to that sort of industry.

Nick Morton — RBC Capital Markets — Analyst
My last question is just on tax loss carryforwards. Do you have tax loss carryforwards, still?

Jeff Sanders — Laidlaw International, Inc. — VP, CFO
Yes, we do.

Nick Morton — RBC Capital Markets — Analyst
And what amount are they?

Jeff Sanders — Laidlaw International, Inc. — VP, CFO
The gross amount at the end of last year was about $750 million.

Nick Morton — RBC Capital Markets — Analyst
Okay, and is there any limitation on them being used by the acquirer?

Jeff Sanders — Laidlaw International, Inc. — VP, CFO
Yes, they will be subject to change-of-control limitations.

Nick Morton — RBC Capital Markets — Analyst
So is the answer, then, perhaps they can use them, perhaps they can’t?

Jeff Sanders — Laidlaw International, Inc. — VP, CFO
Excuse me?

Nick Morton — RBC Capital Markets — Analyst
Is the answer that they would not be able to use them, or they —

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup

Jeff Sanders — Laidlaw International, Inc. — VP, CFO
The answer is they would be able to use them, subject to whatever limitations would be imposed by Section 382 of the Internal Revenue Code.

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I’m sorry; I know you guys are looking for more information. We just can’t at this time.

Operator
[Jim Rankin], Blue Harbor.

Jim Rankin — Blue Harbor — Analyst
Obviously, FirstGroup has a lot of synergies to offer with Laidlaw; sort of a unique buyer in that respect. But of course, with that comes a lot of risk, from an antitrust perspective and getting the deal done, and it will certainly take a greater length of time to get the deal closed than it would with certain other buyers. I’m curious of how the board looked at those two issues as they were considering this.

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
Everything that the board looked at and that can be disclosed will be in the proxy. Also, we will the be filing our documents, our agreement, within the next 24 hours. To the extent that that is covered in the agreement, I would draw your attention to it. There is some guidance there.

Jim Rankin — Blue Harbor — Analyst
When will the proxy itself come out?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I think it takes a couple of weeks to prepare, then it goes to the SEC, and then it’s up to them.

Operator
Scott [Mittleman], [Jefferies] Asset Management.

Scott Mittleman — Jefferies Asset Management — Analyst
Actually, the merger agreement is out, and there is a clause about divestitures not having to be over $20 million in order to do the deal. It just seems kind of like a low EBITDA cap for divestitures; I was wondering if you could comment on why you didn’t demand a higher cap to get the deal done.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I’m sorry; attorneys are telling me I may not comment on that.

Scott Mittleman — Jefferies Asset Management — Analyst
Just on growth potential in the school bus market, in your K you say there’s 350,000 buses run by local governments and municipalities. Do you think there’s a lot of room for you guys to take share away from those buses?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
The percentage of the market that has been outsourced really has not changed much in the last decade. What has changed is who runs contracts from time to time as certain contracts change hands. Obviously, I would like to win business, but will compete in the terms of services as much as anything else. We have spoken about that opportunity.
Like any CEO, I want to keep growing, and I hope we can do that.

Operator
Rick [Bandanza], Putnam Lovell.

Rick Bandazian — Putnam Lovell — Analyst
Rick [Bandazian]. Sorry if I missed this. Was this not an auction process?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
No, it was not an auction.

Rick Bandazian — Putnam Lovell — Analyst
Why not invite other strategic or private equity players or open up the data room?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
We try to act in the best interests of shareholders, and I think it’s pretty obvious that this group ought to have the most synergies.

Rick Bandazian — Putnam Lovell — Analyst
How have the unions reacted?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I think you read some of the public material. They appeared at our meeting this morning, and that was telecast. So their information is there. I don’t want to put words in their mouths; I think some of them are on the line. But I would say they were concerned in general about the status of employees, and we couldn’t answer that. And then there were some peculiar or unique

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
requirements of a particular area, where a number of representatives were wanting to get operational answers, and we directed them to talk with our operational people.

Rick Bandazian — Putnam Lovell — Analyst
Would you characterize there being more risk from a union perspective with FirstGroup or with private equity?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I can’t answer that. I can only tell you what our policy is, and that is that we want to work with the unions and with the employees. We’ve worked hard to get a good relationship with the employees. As I said at the shareholder meeting this morning, we have invested heavily in systems to help us identify and retain our long-term front-line employees. So I think the attitude that we have is that we will respect whoever the employees select. I would certainly hope that that is reflected in what FirstGroup does.

Rick Bandazian — Putnam Lovell — Analyst
Last question, a numbers question, CapEx estimate for ‘07?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I don’t think we’re giving any more guidance update on this call, and we shouldn’t, Rick. This is strictly to talk about the deal.

Rick Bandazian — Putnam Lovell — Analyst
Is there a normal maintenance CapEx level, either as a percentage of revenue or D&A that you have discussed in the past?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
We give quarterly updates on our quarterly calls. That information is available. I will encourage and direct you there.

Rick Bandazian — Putnam Lovell — Analyst
Understood. Congratulations, guys. Thanks.

Operator
[Lisa Lindsay], Teamsters Benefit Fund.

Lisa Lindsay — Teamsters Benefit Fund — Analyst
I’m wondering — you said that this isn’t an auction process and that you see that you think you’re going to have the best synergies, but given that this is an all-cash deal for Laidlaw shareholders, the synergies are not as important, probably, as the purchase price. And I’m wondering if you could talk to us about the $70 million break fee and how you decided at that and that that was a good deal for shareholders?

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
First of all, I do want to go back and say synergies are important because the price someone is prepared to pay depends upon their overall return. So clearly, synergies get factored into that return and therefore into the price.
In terms of the — I’m sorry; the second half of your question was? Yes, break fees are in negotiation. There is a percentage in the market that is regarded as normal, and you negotiate within that range. I think we’re confident that our range is normal.

Operator
[Matt Zute], First Capital Alliance.

Matt Zute — First Capital Alliance — Analyst
Thanks for doing a fine job since the bankruptcy. It’s hard for me to imagine anyone else paying a higher price, given that FirstGroup is the best strategic buyer to maximize cost savings. So what’s left in my mind is the risk of being able to compete this transaction. Can you maybe address a little bit about the antitrust risk or any fundamental kind of risk between now and closing?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I clearly am confident, as is our board, as is FirstGroup. We would not have put the amount of time into it that we have to get to where we’ve got. But more than that I can’t say. If I had the ruling, I would tell you what the answer would be.

Matt Zute — First Capital Alliance — Analyst
Has FirstGroup completed full due diligence in regards to any kind of pending lawsuits or environmental issues?

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
I think they ought to have done all the due diligence they needed to do before they signed. That would be prudent. I don’t know whether they think they have or not. But isn’t that what you or I would do? They made a commitment; I would think they’ve done it. Anything else, Matt?

Matt Zute — First Capital Alliance — Analyst
No, thank you.

Operator
(OPERATOR INSTRUCTIONS).

Kevin Benson — Laidlaw International, Inc. — President and CEO, member of Board of Directors
It appears there are no more questions coming up. I do, firstly, thank you for coming on the call. And, second, I apologize of all the information that you were requiring we were not able to give. I hope the proxy will fill in many of the holes that you have. Obviously, if there’s more crucial information that comes out, it will be made available to the shareholders.

Final Transcript
Feb. 09. 2007 / 3:30PM, LI — Laidlaw International, Inc. Investor Call to Discuss Agreement to be Acquired by FirstGroup
Thank you all very much for coming on the call and thank all of you who gave us questions. Thanks, operator.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.
Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.